Exhibit 4.5

SEVENTH AMENDMENT TO

MANAGEMENT SERVICES AGREEMENT

Between

AT&T MEXICO, INC.

A corporation duly organized under the laws of the State of Delaware, United States of America, with headquarters in Wilmington, Delaware, USA, hereinafter “AT&T MEXICO”, with Permanent Establishment in the United Mexican States. Establishment in the terms provided in the Income Tax Law with address at Parque Via 190-12th floor, Colonia Cuauhtémoc, 06599, Mexico City, D.F.

And

AMÉRICA MÓVIL, S.A.B. DE C.V.

A sociedad anónima bursátil de capital variable duly organized under the laws of the United Mexican States, with its principal place of business in Mexico City, D.F., hereinafter “AMÉRICA MÓVIL”.

This SEVENTH AMENDMENT TO MANAGEMENT SERVICES AGREEMENT is made as of July 7, 2009 (the “Amendment”), between AT&T MEXICO and AMÉRICA MÓVIL.

WHEREAS, AT&T MEXICO and AMÉRICA MÓVIL entered into that certain Management Services Agreement dated February 27, 2002 as amended by that certain First Amendment to Management Services Agreement dated as of January 1, 2003; that certain Second Amendment to Management Services Agreement dated as of October 29, 2003; that certain Third Amendment to Management Services Agreement dated as January 1, 2004; that certain Fourth Amendment to Management Services Agreement dated as of January 31, 2005; that certain Fifth Amendment to Management Services Agreement dated as of December 31, 2005; and that certain Sixth Amendment to Management Services Agreement dated as of February 1, 2007 (as amended, the “MSA”).

WHEREAS, AT&T MEXICO and AMÉRICA MÓVIL desire to amend the MSA as provided herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the parties hereto hereby agree as follows:

SECTION 1. The parties acknowledge that in compensation for services rendered by AT&T MEXICO under the MSA for the seventh year (2008) of the term thereto, AMÉRICA MÓVIL paid AT&T MEXICO in 2008 SEVEN AND A HALF MILLION US DOLLARS (US $7,500,000.00), in twelve monthly installments of SIX HUNDRED TWENTY-FIVE THOUSAND US DOLLARS (US $625,000.00), plus value added tax.

SECTION 2. In accordance with the terms of Clause FOURTH of the MSA, AMÉRICA MÓVIL shall pay AT&T MEXICO SEVEN AND A HALF

MILLION US DOLLARS (US $7,500,000.00) plus value added tax, for the eighth year (2009) of the term of the MSA in compensation for services rendered by AT&T MEXICO thereunder. AMÉRICA MÓVIL shall make this SEVEN AND A HALF MILLION US DOLLAR (US $7,500,000.00) payment to AT&T MEXICO in twelve monthly installments of SIX HUNDRED TWENTY-FIVE THOUSAND US DOLLARS (US $625,000.00), plus value added tax, through wire transfer of immediately available funds payable in United States Dollars to a bank account designated by AT&T MEXICO (which monthly payments commenced in January 2009). No later than the end of August 2009, the parties shall begin consultations and use best efforts to agree on compensation to be paid to AT&T MEXICO for the remaining term of the MSA.

SECTION 3. This Amendment and the MSA are hereby confirmed as being in full force and effect.

SECTION 4. This Amendment may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 5. For interpretation and fulfillment of this Amendment, the parties expressly agree to submit to the laws of the territory and courts of Mexico City, D.F., waiving the application of any other law or jurisdiction of any court that might have jurisdiction over them by reason of their current or future address.

This agreement is entered in Mexico City, D.F., on the date first set forth above.

AT&T MEXICO, INC.	AMÉRICA MÓVIL, S.A.B. DE CV.

By: Michael Bowling	By: Alejandro Cantú Jiménez
President AT&T Mexico, Inc.	General Counsel

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